Exhibit 10.1

AMENDMENT TO SPONSOR SUPPORT AGREEMENT

This Amendment to SPONSOR SUPPORT AGREEMENT (this “Amendment”) is made and entered into as of September 29, 2025 (the “Effective Date”), by and between ZOOZ Power Ltd., a company incorporated under the laws of the State of Israel (“Customer” or “Company”), and Forest Hill 18, LP, a Delaware limited partnership (“Sponsor”).

RECITALS

A. Customer and Sponsor are parties to that certain Sponsor Support Agreement dated as of July 29, 2025 (the “Agreement”).

B. The Tranche 1 Closing (as defined in the Agreement) occurred on August 6, 2025, pursuant to which the Customer raised Five Million U.S. Dollars (U.S.$5,000,000.00).

C. Section 3.1(a) of the Agreement provided for the Customer to issue to the Sponsor, subject to and as part of the completion of the Tranche 1 Closing, that number (the “Tranche 1 Sponsor Shares”) of ordinary shares, nominal (par) value NIS 0.00286 per share, of the Customer (“Ordinary Shares”) equal to five percent (5%) of the total number of Ordinary Shares outstanding on a fully-diluted, as converted basis, following the completion of such Tranche 1 Closing, including (for purposes of clarification) the issuance of the Tranche 1 Sponsor Shares upon payment by the Sponsor of a purchase price equal to the greater of (x) U.S. $0.01 and (y) the then-existing nominal (par) value of an Ordinary Share; provided that, to the extent reasonably appropriate to prevent the Sponsor from being deemed to exceed a beneficial ownership of greater than 4.99% of the Customer, such Ordinary Shares are instead to be issued to Sponsor in the form of pre-funded warrants (the “Pre-Funded Warrants”) in the form attached as Exhibit B to the Agreement.

D. The Shareholder Approval (as defined in Section 3.2 of the Agreement) was obtained on Friday, September 19, 2025, and such approval included approval to the Company to issue to the Sponsor (i) 1,675,926 Tranche 1 Sponsor Shares and (ii) subject to completion of the Tranche 2 Closing (as defined in Section 3.1(b) of the Agreement), the Units (as defined in Section 3.1(b) of the Agreement).

E. Customer and Sponsor expect the Tranche 2 Closing (as such term is defined in Section 3.1(b) of the Agreement) to occur on Friday, September 26, 2025.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Tranche 1 Sponsor Shares. Section 3.1(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

“Tranche 1 Sponsor Shares: On the Settlement Date, Customer shall sell to Sponsor 150,000 Ordinary Shares and 1,525,926 Pre-Funded Warrants for a total purchase price of $16,759.26. The issuance of Ordinary Shares pursuant to this Section 3.1(a) is in consideration of the Services provided pursuant to Part A of Schedule 1.1 attached hereto.”

2. Amendment to Section 3.1(b). Section 3.1(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

“At Closing Subject to Shareholder Approval: Within two (2) Business Days of the “Tranche 2 Closing” (Tranche 2 Closing shall have the meaning of the term “Closing” as such term is defined in that certain securities purchase agreement by and among the Customer and the investors party thereto, dated as of the date hereof, relating to the sale of approximately 180 million Ordinary Shares (as defined below) and/or pre-funded warrants to purchase Ordinary Shares (as may be amended or modified, the “SPA”)) (the “Settlement Date”), Customer shall sell to Sponsor that number of Units (as defined below) that is equal to five percent (5%) of the total number of Ordinary Shares outstanding on a fully-diluted, as converted basis, as have been or are being issued by the Company (whether as Ordinary Shares or other securities convertible, exchangeable or otherwise exercisable into Ordinary Shares) following the completion of the Tranche 2 Closing. The purchase price per Unit will be U.S. $0.01 (the “Per Security Price”). Each “Unit” will consist of one (1) Ordinary Share; provided, however, that such Ordinary Shares shall instead be issued in the form of pre-funded warrants, the form of which is set forth in Exhibit B hereto, to the extent that, if issued as Ordinary Shares, they would cause the Sponsor to exceed a beneficial ownership of greater than 4.99% of the Customer and (y) three (3) warrants, each to purchase one (1) Ordinary Share, with such warrants to be issued in the form as set forth in Exhibit A hereto and at an Exercise Price (as defined in such form of warrant) for each tranche as specified in Exhibit A; provided, however, that the total number of Ordinary Shares included in the total number of Units will be decreased by the amount of any Ordinary Shares issued to the Sponsor pursuant to Section 3.1(a) of this Agreement or pursuant to an earlier closing of the Tranche 2 Closing.”

3.	In the event that there is a shortfall (based on the aggregate amounts in the SPA, as such term is defined in Section 3.1(b) of the Agreement) in the number of Ordinary Shares and/or pre-funded warrants sold at the closing expected to occur on Friday, September 26, 2025 (a “Shortfall”), and the Company sells Ordinary Shares and/or pre-funded warrants at the same price as in the SPA to investors on terms substantially similar to the SPA (with, potentially, modifications to the form of purchase price paid by such investors and/or subject to a related agreement with such investors), and such sale closes on or before October 26, 2025, then such closing shall also be treated as part of the Tranche 2 Closing, but only to the extent of such Shortfall.

4. Amendment to Section 3.1(f). Section 3.1(f) of the Agreement is hereby deleted and replaced in its entirety with the following:

“Lock-Up: Subject to the exceptions noted in Schedule 3.1(f) hereto, the Sponsor agrees not to, without the prior written consent of the Customer, (a) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, (i) any Ordinary Shares or (ii) any securities convertible into or exercisable or exchangeable for Ordinary Shares, in each case, held by it immediately after the Tranche 2 Closing (collectively, the “Lock-Up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)–(c), collectively, “Transfer”), until the earliest to occur of: (x) one (1) year after the Sponsor’s acquisition of the Lock-Up Shares being Transferred, (y) the date on which the Customer completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Customer’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property, or (z) the date on which the last sale price of the Ordinary Shares equals or exceeds an amount per Ordinary Share equal to 150% of the purchase price for the Ordinary Shares sold at the Tranche 2 Closing (as adjusted for stock splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period that begins from or after the first effective date of a registration statement filed in connection with the SPA (such period, the “Lock-Up Period”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Sponsor may, during the Lock-Up Period and without the consent of the Customer, enter into any agreement to Transfer any Lock-Up Shares, provided that in no event shall any Transfer of Lock-Up Shares pursuant to such agreement occur prior to the expiration of the Lock-Up Period.”

5. Amendment to Schedule 7.5. Schedule 7.5 of the Agreement is hereby modified by deleting the notice address for the Sponsor and replacing it in its entirety with the following:

“FOREST HILL 18, LP

6 Carr. 696, Suite 4

Dorado, PR 00646”

6. Authority. Each party hereto represents to the other that it (i) has the right, power, legal capacity and authority to execute, deliver and perform this Amendment, (ii) all consents required as a condition to such party’s authority to execute and perform this Amendment have been obtained, and (iii) each individual executing this Amendment on behalf of such party has the right, power, legal capacity and authority to execute, deliver and perform this Amendment on behalf of such party.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Executed copies hereof may be delivered by facsimile, portable document format (.pdf) or email, and upon receipt, shall be deemed originals and binding upon the parties hereto.

8. No Further Modifications; the Agreement; Definitions. Except as set forth herein, the terms of the Agreement shall remain unmodified and in full force and effect. From and after the Effective Date of this Amendment, the term “Agreement” shall be deemed to refer to the Agreement, as amended by this Amendment. In the event of any conflict or inconsistency between the terms of this Amendment and the Agreement (including with respect to defined terms, including those in the recitals of this Amendment), the terms of this Amendment shall control.

9. Integration. This Amendment, together with the Agreement, contains the entire agreement between Customer and Sponsor with respect to the matters stated herein. This Amendment cannot be changed in any manner except by a written agreement signed by Customer and Sponsor.

10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any otherwise applicable principles of conflicts of law.

[Remainder of Page Intentionally Left Blank; Signature Page(s) Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

CUSTOMER:

ZOOZ POWER LTD.

By:	/s/ Avi Cohen
Name:	Avi Cohen
Title:	Executive Chairman of the Board of Directors

[Signature Page to Amendment to Sponsor Support Agreement]

SPONSOR:

FOREST HILL 18, LP

By:	MOSHE 43, LLC, its General Partner

By:	/s/ Happy Walters
Name:	Happy Walters
Title:	President

[Signature Page to Amendment to Sponsor Support Agreement]